EXHIBIT 99.1

PRESS RELEASE

	Contacts:	Don R. Madison, CFO
Powell Industries, Inc.
713-947-4422
FOR IMMEDIATE RELEASE
Ken Dennard / ksdennard@drg-l.com
Karen Roan / kcroan@drg-l.com
DRG&L / 713-529-6600

POWELL INDUSTRIES ANNOUNCES FISCAL 2013

FIRST QUARTER RESULTS

Company reports record orders and backlog

HOUSTON — FEBRUARY 5, 2013 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management and control of electrical energy and other critical processes, today announced results for the fiscal 2013 first quarter ending December 31, 2012.

Revenues for the first quarter of fiscal 2013 were $153.9 million compared to revenues of $157.5 million for the first quarter of fiscal 2012. The Company reported net income for the first quarter of $7.4 million, or $0.62 per share, compared to a net loss of ($1.7) million, or ($0.15) per diluted share, in the first quarter of fiscal 2012.

Michael A. Lucas, Chief Executive Officer, stated, “We began fiscal 2013 with a solid first quarter. We booked a record $272 million as a number of opportunities we have been expecting for several months were converted to orders. Backlog at the end of the quarter was a new record, surpassing the last record achieved in 2008. Revenues in the first quarter were slightly below a year ago, yet outstanding project execution throughout the Company drove better than expected earnings.

“Strength in the oil and gas market continues to be our primary source of new business opportunities, and we anticipate strong order activity through this year and into 2014. Some revenues may be pushed out of the second quarter into the latter half of the year due to changes in project timing based on customer schedules. Overall, we expect a strong second half of the year.”

New orders placed during the first quarter of fiscal 2013 totaled $272 million compared to $186 million in the fourth quarter of fiscal 2012 and compared to $189 million in the first quarter of fiscal 2012. The Company’s backlog as of December 31, 2012 was $554 million compared to $437 million as of September 30, 2012 and compared to $474 million at the end of last year’s first quarter.

OUTLOOK

The following statements are based on the current expectations of the Company. These statements are forward-looking, and actual results may differ materially as further elaborated in the last paragraph below.

Based on its backlog and current business conditions, Powell Industries has raised the low end of its previous outlook for both revenue and earnings and now expects full year fiscal 2013 revenues to range between $700 million and $725 million and full year fiscal 2013 earnings to range between $2.25 and $2.50 per diluted share. Included in the Company’s earnings outlook is an estimate of $0.25 per diluted share for one-time costs related to the start-up of two new manufacturing facilities.

CONFERENCE CALL

Powell Industries has scheduled a conference call for Wednesday, February 6, 2013 at 11:00 a.m. eastern time. To participate in the conference call, dial 480-629-9819 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until February 13, 2013. To access the replay, dial 303-590-3030 using a passcode of 4592331#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.

Powell Industries, Inc., headquartered in Houston, engineers packaged solutions and systems for the control, distribution and management of electrical energy and other dynamic processes. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended December 31,
	2012	2011
(In thousands, except per share data)	(Unaudited)
Revenues	$153,941	$157,456

Cost of goods sold	120,157	137,078

Gross profit	33,784	20,378

Selling, general and administrative expenses	22,373	19,763
Amortization of intangible assets	415	703

Operating income (loss)	10,996	(88)

Interest expense	61	76

Interest income	(19)	(29)

Income (loss) before income taxes	10,954	(135)

Income tax provision	3,569	1,610

Net income (loss)	$7,385	$(1,745)

Net earnings (loss) per common share:

Basic	$0.62	$(0.15)

Diluted	$0.62	$(0.15)

Weighted average shares:

Basic	11,922	11,764

Diluted	11,964	11,764

SELECTED FINANCIAL DATA:

Depreciation and amortization	$3,075	$3,176

Capital Expenditures	$13,375	$9,378

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2012	2012
(In thousands)	(Unaudited)
Assets:
Current assets	$327,826	$346,410
Property, plant and equipment (net)	89,194	78,652
Other assets	23,261	23,250

Total assets	$440,281	$448,312

Liabilities & equity:
Current liabilities	$114,796	$130,873
Long-term debt and capital lease obligations, net of current maturities	3,200	3,630
Deferred and other long-term liabilities	4,151	3,706
Stockholders’ equity	318,134	310,103

Total liabilities and stockholders’ equity	$440,281	$448,312

POWELL INDUSTRIES, INC. & SUBSIDIARIES

BUSINESS SEGMENTS

	Three Months Ended December 31,
	2012	2011
(In thousands)	(Unaudited)
Revenues:

Electrical Power Products	$146,136	$150,664
Process Control Systems	7,805	6,792

Total revenues	$153,941	$157,456

Income (loss) before income taxes:

Electrical Power Products	$11,154	$(21)
Process Control Systems	(200)	(114)

Total income (loss) before income taxes	$10,954	$(135)

	December 31,	September 30,
	2012	2012
(In thousands)	(Unaudited)
Identifiable tangible assets:

Electrical Power Products	$290,715	$304,894
Process Control Systems	12,068	14,539
Corporate	123,507	114,455

Total identifiable tangible assets	$426,290	$433,888

Backlog:

Electrical Power Products	$464,807	$361,853
Process Control Systems	88,875	74,838

Total backlog	$553,682	$436,691

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